     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 1999.

                                                         REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                  FORM S-8/S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------


                         ENTERTAINMENT PROPERTIES TRUST
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

             MARYLAND                                      43-179877
   (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

    1200 MAIN STREET, SUITE 3250, KANSAS CITY, MISSOURI 64105 (816) 472-1700

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                      ------------------------------------


                            GREGORY K. SILVERS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                         ENTERTAINMENT PROPERTIES TRUST
                          1200 MAIN STREET, SUITE 3250
                           KANSAS CITY, MISSOURI 64105
                                 (816) 472-1700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                      ------------------------------------


                                   COPIES TO:
                                MARC SALLE, ESQ.
                             ARMSTRONG TEASDALE LLP
                        2345 GRAND BOULEVARD, SUITE 2000
                           KANSAS CITY, MISSOURI 64108
                                 (816) 472-3161
                      ------------------------------------


                         ENTERTAINMENT PROPERTIES TRUST
                            1997 SHARE INCENTIVE PLAN

                         CALCULATION OF REGISTRATION FEE


                                                               PROPOSED              PROPOSED
                                           AMOUNT TO            MAXIMUM               MAXIMUM             AMOUNT OF
         TITLE OF SECURITIES                  BE            OFFERING PRICE           AGGREGATE          REGISTRATION
           TO BE REGISTERED               REGISTERED         PER SHARE(1)       OFFERING PRICE (1)           FEE
         -------------------              ----------        --------------      ------------------      ------------
Common shares of beneficial                1,515,000             $17.281           $26,180,715            $7,278.24
interest
===================================================================================================================

================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering price has been estimated based upon the average of the high and low reported sales price on the New York Stock Exchange on April 13, 1999, which was $17.281.

----------------
EXPLANATORY NOTE
----------------

     NEW SHARES TO BE ISSUED UNDER THE 1997 SHARE INCENTIVE PLAN ("SHARE INCENTIVE PLAN") AND ANNUAL RETAINER AGREEMENTS FOR NON-EMPLOYEE TRUSTEES ("RETAINER AGREEMENTS") (COLLECTIVELY, THE "PLANS"). With respect to the 1,380,000 shares to be issued in the future under the Share Incentive Plan and up to 13,316 shares which may be issued in the future to trustees who are not executive officers of the Company ("Non-Employee Trustees") under the Retainer Agreements, EPR has provided its officers, trustees and employees with the information specified in Part I of Form S-8, in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Act"). This information, together with the information incorporated by reference in Item 3 of Part II of this Registration Statement, constitutes a prospectus satisfying the requirements of Section 10(a) of the Act. Accordingly, no Section 10(a) prospectus is included herein with respect to the 1,393,136 shares of the Company to be issued (or issuable upon exercise of share options) to officers, trustees and employees of the Company under the Plans.

     REOFFERS AND RESALES OF RESTRICTED SHARES AWARDED UNDER THE PLANS. The prospectus filed as Part I of this Registration Statement has been prepared in accordance with Part I of Form S-3 (as directed in Form S-8) and relates to reoffers and resales of "restricted securities" (as defined in General Instruction C.1(b) of Form S-8) acquired under the Plans prior to the filing of this Registration Statement.




-----------------
TABLE OF CONTENTS
-----------------

                                                PAGE
       PROSPECTUS
Additional Information. . . . . . . . . . . . . .2
Certain Risk Factors. . . . . . . . . . . . . . .3
Selling Shareholders. . . . . . . . . . . . . . .3
Plan of Distribution. . . . . . . . . . . . . . .4
Legal Opinion . . . . . . . . . . . . . . . . . .4
Experts . . . . . . . . . . . . . . . . . . . . .4
Indemnification of Trustees
and Officers . . . . . . . . . . . . . . . . . . 5

                                   PROSPECTUS

                         ENTERTAINMENT PROPERTIES TRUST

                            1997 SHARE INCENTIVE PLAN

                         ANNUAL RETAINER AGREEMENTS FOR
                              NON-EMPLOYEE TRUSTEES

                              121,864 common shares
                             of beneficial interest

     This Prospectus relates to the periodic offer and sale of up to 120,000 common shares of beneficial interest ("shares") of Entertainment Properties Trust, a Maryland real estate investment trust ("EPR" or the "Company"), by certain officers of the Company under the Share Incentive Plan and up to 1,864 shares by Non-Employee Trustees of the Company under the Retainer Agreements ("Shareholders"). See "Selling Shareholders." Offers of the shares may be made on the New York Stock Exchange ("NYSE"), where the shares are traded under the symbol "EPR," at prevailing prices on the NYSE on the close of sale or the shares may be sold in negotiated transactions or otherwise. On April 13, 1999, the closing price of the shares as reported on the NYSE was $17.375. None of the proceeds from the sale of any shares offered hereby will be received by EPR. See "Plan of Distribution." The Company will pay certain expenses incurred in connection with the offering of shares by the Shareholders.

     The Company's principal executive offices are located at 1200 Main Street, Suite 3250, Kansas City, Missouri 64105, Telephone (816) 472-1700; Email info@eprkc.com.







Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See "Certain Risk Factors" on page 3 for a discussion of certain general risks that should be considered in purchasing common shares of EPR.

                 The date of this Prospectus is April 15, 1999.

----------------------
ADDITIONAL INFORMATION
----------------------

As a public company with securities listed on the NYSE, we must comply with the Securities Exchange Act of 1934 ("Exchange Act"). This requires that we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any reports, proxy statements or other information we file at the SEC's Public Reference Rooms, including its Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of these materials may be obtained by mail from the Public Reference Rooms of the SEC. You may also access our SEC filings at the SEC's Internet website (http://www.sec.gov).

This prospectus is part of a registration statement on Form S-3 / S-8 that we filed with the SEC to register the shares which may be offered by the Shareholders. It does not repeat important information that you can find in our registration statement, reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference," which means we can disclose important information to you by referring you to other documents which are legally considered to be a part of this prospectus. The documents filed by EPR with the SEC (File No. 1-13561) and incorporated by reference are:

     1. EPR's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     2. The description of our shares contained in EPR's registration statement on Form 8-A under the Exchange Act.

     3.   EPR's Proxy Statement dated March 30, 1999.

     4. All documents filed by EPR under Section 13(a), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the Plan.

The documents listed above may be obtained free of charge upon your request by contacting EPR at the address, telephone number or email address on the cover page of this prospectus.

Our SEC filings are also available from our Internet website at http://www.eprkc.com.

As you read these documents, you may find some differences in information from one document to another. If you find differences between the documents and this prospectus, you should rely on the statements made in the most recent document.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

--------------------
CERTAIN RISK FACTORS
--------------------

     For a list of certain factors you should consider in purchasing our shares, see the risk factors under the caption "Forward Looking Information" incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 1998. In addition, you should consider the following factors when purchasing shares of EPR.

     DIVIDEND RATES - Our ability to continue paying dividends at historical rates will depend on a number of factors, including our financial condition and results of future operations, the performance of lease terms by tenants, and our ability to acquire, finance and lease additional properties at attractive rates.

     DEBT FINANCING - It is our current policy to maintain a ratio of debt to total market capitalization of less than 50%. Nevertheless, EPR is subject to the customary risks associated with debt financing, including fluctuations in interest rates, compliance with loan covenants, ability to meet debt service payments, and continued eligibility of properties for inclusion in the borrowing base. A portion of our debt financing is secured by mortgages on certain of our properties, which could be lost in foreclosure if we fail to meet mortgage payments.

     GENERAL REAL ESTATE CONDITIONS - Although our lease terms obligate the tenants to bear substantially all of the costs of operating the properties, EPR is subject to the general risks of investing in real estate, including the performance of lease terms by tenants and local and national real estate conditions.

     PORTFOLIO GROWTH - Our ability to acquire additional properties will depend on our ability to obtain additional financing on favorable terms, which will in turn be dependent on factors such as conditions in equity or credit markets and the performance of REITs generally.

     REIT QUALIFICATION - Our ability to continue qualifying as a REIT will depend on our compliance with a number of conditions under the Internal Revenue Code, as well as possible future legislation, new regulations, administrative interpretations or court decisions. If we fail to maintain our REIT qualification for any reason, we would not be entitled to a tax deduction for dividends paid to our shareholders and would therefore have fewer funds to distribute in the form of dividends.



--------------------
SELLING SHAREHOLDERS
--------------------

     This prospectus relates to the periodic offer and sale by EPR's trustees, officers and employees (the "Shareholders") of shares acquired by them, or to be acquired by them upon exercise of share options or share awards granted under the Share Incentive Plan or, in the case of Non-Employee Trustees, shares issued in lieu of cash compensation under the Retainer Agreements. The Shareholders may in the future (i) receive options or decide to exercise options which they currently hold; (ii) purchase shares under the Share Incentive Plan's share purchase program; (iii) receive restricted shares or performance shares under the Share Incentive Plan or (iv) in the case of Non-Employee Trustees, receive shares in lieu of cash compensation under the Retainer Agreements. None of the Shareholders currently intends to sell any of the shares offered hereby. Accordingly, EPR can give no estimate of the number of shares covered by this prospectus that will be sold by the

Shareholders or when those sales may occur. When any Shareholders intend to sell shares covered by this prospectus, this prospectus will be supplemented to disclose the identities of such persons, the amount of shares held, and the amount they intend to sell. As of April 13, 1999, the number of shares beneficially owned by Shareholders (including shares which they have the right to purchase within 60 days pursuant to outstanding options) was 133,864.



--------------------
PLAN OF DISTRIBUTION
--------------------

     Each Shareholder may from time to time sell or otherwise transfer all or a portion of his or her shares covered by this prospectus. These sales may be made in negotiated transactions at negotiated prices or at the market price of EPR's shares as reported on the New York Stock Exchange. The Shareholders may arrange for brokers or dealers to participate in arranging sales. A broker or dealer engaged by a Shareholder may receive commissions or discounts from the Shareholder. The Shareholders and any underwriters, dealers or agents that participate in the distribution of shares may be deemed underwriters within the meaning of Section 2(11) of the Act. Accordingly, any profits on the sale of shares by Shareholders and any discounts, commissions or concessions received by underwriters, dealers or agents acting for Shareholders may be deemed underwriting discounts under the Act.

     With the exception of discounts or commissions to brokers or dealers referred to above, all expenses of this offering, including legal and accounting fees and printing costs, estimated to be $14,000, will be paid by EPR.

     At the time a particular offer of shares is made, a prospectus supplement will be distributed which will give the aggregate number of shares offered, the names of the selling Shareholders, the purchase price (if available), the amount of expenses of the offering and the terms of the offering, including the name of any underwriters, dealers or agents, and the amount of any discounts, commissions or other compensation received from the selling Shareholders.



-------------
LEGAL OPINION
-------------

Armstrong Teasdale LLP, Kansas City, Missouri, counsel to EPR, has passed upon the validity of the shares being offered hereunder.



-------
EXPERTS
-------

The consolidated financial statements and schedule of Entertainment Properties Trust appearing in EPR's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon the report given upon the authority of that firm as experts in accounting and auditing.

----------------------------------------
INDEMNIFICATION OF TRUSTEES AND OFFICERS
----------------------------------------

The SEC has taken the position that indemnifying trustees, officers and controlling persons of EPR for liabilities under the Act is against public policy. In accordance with SEC requirements, EPR will not make any indemnification payment of this nature unless a court of competent jurisdiction has determined that the indemnification is not against public policy.


                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Securities and Exchange Commission and are incorporated in this Registration Statement by reference:

         a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

         b. The Company's Proxy Statement dated March 30, 1999.

         c. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the Company's fiscal year ended December 31, 1998.

         d. The description of the Company's shares contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be considered modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to be a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not required to be filed with this Registration Statement.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

     None.

ITEM 6.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its officers and trustees to the trust and its shareholders for money damages except for liability resulting from: (a) actual receipt of an improper benefit or profit in money, property or services; or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Company's officers and trustees are and will be indemnified under the Company's Declaration of Trust against certain liabilities. The Company's Declaration of Trust provides that the Company will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify: (a) any individual who is a present or former trustee or officer of the Company; or (b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of any real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprises against any claim or liability, together with reasonable expenses actually incurred in advance of a final disposition of a legal proceeding, to which such person may become subject or which such person may incur by reason of his or her status as such. The Company has the power, with the approval of the Company's Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or its predecessors.

     Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Declaration of Trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Company has entered into indemnity agreements with certain of its officers and trustees which provide for reimbursement of all expenses and liabilities of such persons arising out of any lawsuit or claim against them arising from their service in that capacity, except for liabilities and expenses: (a) the payment of which is judicially determined to be unlawful; (b) relating to claims under Section 16(b) of the Exchange Act; or (c) relating to judicially determined criminal violations.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     The restricted shares to be offered or sold pursuant to this Registration Statement are common shares (or common shares underlying options) held by employees, officers and trustees of the Company which were issued or granted to such persons under the Plan or Trustee Compensation Agreements in private transactions in which such persons had access to all material information regarding the Company, in reliance upon the exemption from registration provided by Section 4(2) of the Act.

ITEM 8.  EXHIBITS

EXHIBIT NO.           DESCRIPTION
----------            -----------

5.3      Opinion of Armstrong Teasdale LLP

10.9 Entertainment Properties Trust 1997 Share Incentive Plan (the "Share Incentive Plan") (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-11(No. 333-35281))

10.16    Form of Incentive Stock Option Agreement under the Plan (included in
         Exhibit 10.9)

10.17 Form of Non-Qualified Stock Option Agreement under the Plan (included in Exhibit 10.9)

10.18 Form of Option Certificate for Non-Qualified Stock Options for Non-Employee Trustees (included in Exhibit 10.9)

23.11    Consent of Ernst & Young LLP

23.12    Consent of Armstrong Teasdale LLP (included in Exhibit 5.3)

24.1 Power of Attorney (incorporated in the signature page to the Registration Statement)

ITEM 9. UNDERTAKINGS

     The Company undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act") each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

     The Company undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to trustees, officers and controlling persons of the Company pursuant to the provisions described under Item 6 Indemnification of Trustees and Officers above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a trustee, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kansas City, Missouri on April 15, 1999.

                                                 ENTERTAINMENT PROPERTIES TRUST


                                                 By:     /s/ David M. Brain
                                                     ---------------------------
                                                     David M. Brain
                                                     Chief Operating Officer and
                                                     Chief Financial Officer

                                   SIGNATURES

     KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Harris and David M. Brain and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as either of them might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


              SIGNATURE                    TITLE                      DATE
              ---------                    -----                      ----

       /s/ Peter C. Brown                  Chairman              April 15, 1999
-----------------------------------------
        Peter C. Brown

       /s/ Robert L. Harris                President and         April 15, 1999
-----------------------------------------  Trustee
        Robert L. Harris

       /s/ Charles S. Paul                 Trustee               April 15, 1999
-----------------------------------------
        Charles S. Paul

       /s/ Robert J. Druten                Trustee               April 15, 1999
-----------------------------------------
        Robert J. Druten

       /s/ Scott H. Ward                   Trustee               April 15, 1999
-----------------------------------------
        Scott H. Ward
                                           Chief Operating
       /s/ David M. Brain                  Officer and           April 15, 1999
-----------------------------------------  Chief Financial
         David M. Brain                    Officer

       /s/ Fred L. Kennon                  Vice-President        April 15, 1999
-----------------------------------------  Treasurer and
         Fred L. Kennon                    Controller

EXHIBIT INDEX

EXHIBIT NO.           DESCRIPTION
-----------           -----------

5.3        Opinion of Armstrong Teasdale LLP

10.9 Entertainment Properties Trust 1997 Share Incentive Plan (the "Plan") (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-11 (No. 333-35281))

10.16      Form of Incentive Stock Option Agreement under the Plan (included in
           Exhibit 10.9)

10.17 Form of Non-Qualified Stock Option Agreement under the Plan (included in Exhibit 10.9)

10.18 Form of Option Certificate for Non-Qualified Stock Options for Non-Employee Trustees (included in Exhibit 10.9)

23.11      Consent of Ernst & Young LLP

23.12      Consent of Armstrong Teasdale LLP (included in Exhibit 5.3)

24.1 Power of Attorney (incorporated in the signature page to the Registration Statement)